UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Capital Senior Living Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Leading Independent Advisory Firm ISS Recommends Capital Senior Living

Shareholders Vote FOR the Amended Transactions With Conversant Capital and

All Other Company Proposals

ISS States that Capital Senior Living Has “Made a Case That the Financing is Necessary and Urgent”

ISS Agrees that Capital Senior Living Ran a “Thorough” Process and Notes That the Amended Transactions With Conversant Provide a “Certainty of Capital” That “Neither Ortelius nor Invictus Can Offer”

Capital Senior Living Urges Shareholders to Support Amended Transaction by Voting on the WHITE Card at Special Meeting on October 22, 2021

DALLAS, October 11, 2021 – Capital Senior Living Corporation (“Capital Senior Living” or the “Company”) (NYSE: CSU), a leading owner-operator of senior living communities across the United States, today announced that leading proxy advisory firm Institutional Shareholder Services (“ISS”) has recommended that shareholders vote FOR all of the Company’s proposals, including the Company’s previously announced amended investment agreement with Conversant Capital (“Conversant”) to raise up to $154.8 million, at the Special Meeting of Stockholders on October 22, 2021.

In its report,1 ISS emphasized that “the financing is necessary and urgent,” highlighting, among other things, that:

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“The company appears to have its back against the wall, with a high level of leverage coupled with a large amount of pending debt maturities over the next 12 months, which raises substantial doubt about its ability to remain a going concern in light of insufficient cash on hand or projected free cash flows to repay its upcoming debt maturities.”

•

“The proposed transaction will provide CSU the capital necessary to address all of its pending near-term outstanding debt maturities, improve its balance sheet and leverage profile, fund its working capital and operating deficits, provide additional capital for capital expenditures, and provide a capital buffer to be used for potential acquisitions or as a cushion in the case of a prolonged negative impact from the COVID-19 pandemic.”

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“While the company has begun to show signs of a recovery, occupancy levels and operational performance have not yet returned to pre-COVID-19 levels and significant uncertainty remains regarding the timing of a full recovery.”

•	“Despite the concerns raised by the dissident, the process appears to have been thorough, with two discrete processes run over the last two years to identify potential capital providers.”

ISS also agreed that the Amended Transactions “provide[] certainty of capital that neither Ortelius nor Invictus can offer at this time.” ISS noted, among other things, that “Invictus’ proposal is still subject to due diligence and Invictus has estimated a Jan. 31, 2022 closing date, which is one month after the Dec. 31, 2021 maturity date of the company’s $40.5 million loan with Fifth Third.” ISS further recognized that “the Invictus offer consists entirely of debt as compared to approximately 75 percent common equity in the Conversant deal (excluding the equity accordion and warrants), and does not improve the company’s overall leverage position.”

Lastly, ISS noted that “the timing of (Invictus’) proposal at this late date, just over two weeks before the special meeting, may cause shareholders to question why Invictus hadn’t come forward earlier.”

[1]	Permission to quote from the ISS report was neither sought nor obtained.

On behalf of the Capital Senior Living Board of Directors, Chief Executive Officer and Director Kimberly S. Lody stated, “The ISS recommendation further confirms that the Amended Transactions are in the best interests of shareholders and necessary to the future of the Company. By voting FOR, shareholders are supporting a sustainable future for the Company that will allow us to address our immediate liquidity concerns and position Capital Senior Living for success and increased shareholder value.”

ISS also recommended shareholders vote FOR the proposal to increase the number of authorized shares of common stock (Proposal 2), FOR the Company’s amended omnibus stock plan (Proposal 3), FOR the issuance of shares to Arbiter Partners (Proposal 4), and FOR the Board’s ability to adjourn the Special Meeting if there are insufficient votes present (Proposal 5).

Capital Senior Living urges you to vote FOR the Amended Transactions at the upcoming Special Meeting.

No Offer or Solicitation / Additional Information and Where to Find It

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of any securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The amended rights offering will be made pursuant to the Company’s shelf registration statement on Form S-3, which became effective on May 6, 2020, a prospectus supplement containing the detailed terms of the rights offering filed with the SEC on September 10, 2021, and an amendment to the prospectus supplement filed with the SEC on October 4, 2021. Any offer will be made only by means of a prospectus and prospectus supplement forming part of the registration statement. Investors should read the prospectus and prospectus supplement and consider the investment objective, risks, fees and expenses of the Company carefully before investing. Copies of the prospectus and prospectus supplement may be obtained at the website maintained by the SEC at www.sec.gov.

In connection with the proposed transaction with Conversant, the Company filed a proxy statement with the SEC on August 31, 2021 and filed an amendment to the proxy statement with the SEC on October 4, 2021. The Company may also file other relevant documents with the SEC regarding the proposed transaction. The proxy statement, and any amendments thereto, have been delivered to stockholders of the Company. This communication is not a substitute for the proxy statement or any other document that may be filed with the SEC in connection with the proposed transaction.

INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT, AS AMENDED, AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders are able to obtain free copies of the definitive proxy statement and the amendment to the proxy statement and other documents containing important information about the Company and the proposed transaction through the website maintained by the SEC at www.sec.gov.

Participants in the Solicitation

The Company and its executive officers and directors and certain other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies in connection with the proposed transaction. Information regarding the Company’s directors and executive officers is available in its Proxy Statement on Schedule 14A for its 2020 Annual Meeting of Stockholders, filed with the SEC on November 3, 2020, and in its Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 31, 2021, as amended on April 30, 2021. These documents may be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the proxy statement and other relevant materials relating to the proposed transaction filed with the SEC.

About Capital Senior Living

Dallas-based Capital Senior Living Corporation is one of the nation’s leading operators of independent living, assisted living and memory care communities for senior adults. The Company operates 75 communities that are home to nearly 7,000 residents across 18 states providing compassionate, resident-centric services and care and engaging programming. The Company offers seniors the freedom and opportunity to successfully, comfortably and happily age in place. For more information, visit http://www.capitalsenior.com or connect with the Company on Facebook or Twitter.

About Conversant

Conversant Capital LLC is a private investment adviser founded in 2020. The firm pursues credit and equity investments in the real estate, digital infrastructure and hospitality sectors in both the public and private markets. Further information is available at www.conversantcap.com.

Safe Harbor

The forward-looking statements in this press release are subject to certain risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially, including, but not limited to, the Company’s ability to obtain stockholder approval for the proposed transaction; the satisfaction of all conditions to the closing of the proposed transaction; other risks related to the consummation of the proposed transaction, including the risk that the transaction will not be consummated within the expected time period or at all; the costs related to the proposed transaction; the impact of the proposed transaction on the Company’s business; any legal proceedings that may be brought related to the proposed transaction; the continued spread of COVID-19, including the speed, depth, geographic reach and duration of such spread; new information that may emerge concerning the severity of COVID-19; the actions taken to prevent or contain the spread of COVID-19 or treat its impact; the legal, regulatory and administrative developments that occur at the federal, state and local levels in response to the COVID-19 pandemic; the frequency and magnitude of legal actions and liability claims that may arise due to COVID-19 or the Company’s response efforts; the impact of COVID-19 and the Company’s near-term debt maturities on the Company’s ability to continue as a going concern; the Company’s ability to generate sufficient cash flows from operations, additional proceeds from debt refinancings, and proceeds from the sale of assets to satisfy its short and long-term debt obligations and to fund the Company’s capital improvement projects to expand, redevelop, and/or reposition its senior living communities; the Company’s ability to obtain additional capital on terms acceptable to it; the Company’s ability to extend or refinance its existing debt as such debt matures; the Company’s compliance with its debt agreements, including certain financial covenants, and the risk of cross-default in the event such non-compliance occurs; the Company’s ability to complete acquisitions and dispositions upon favorable terms or at all, including the transfer of certain communities managed by the Company on behalf of other owners; the Company’s ability to improve and maintain adequate controls over financial reporting and remediate the identified material weakness; the risk of oversupply and increased competition in the markets which the Company operates; the risk of increased competition for skilled workers due to wage pressure and changes in regulatory requirements; the departure of the Company’s key officers and personnel; the cost and difficulty of complying with applicable licensure, legislative oversight, or regulatory changes; the risks associated with a decline in economic conditions generally; the adequacy and continued availability of the Company’s insurance policies and the Company’s ability to recover any losses it sustains under such policies; changes in accounting principles and interpretations; and the other risks and factors identified from time to time in the Company’s reports filed with the Securities and Exchange Commission.

Contacts:

Media Inquiries:

Dan Zacchei / Joe Germani

Sloane & Company

dzacchei@sloanepr.com / jgermani@sloanepr.com

Investor Inquiries:

Chris Hayden

Georgeson LLC

(212) 440-9850, chayden@georgeson.com

Company Contact:

Capital Senior Living

Kimberly Lody

President and Chief Executive Officer

(972) 308-8323, klody@capitalsenior.com